Exhibit (a)(1)(iv)

        Offer to Exchange

Zero-Coupon Convertible Debentures due 2033
for any and all outstanding
Zero-Coupon Convertible Debentures due 2033
(CUSIP Nos. 459902AK8 and 459902AL6) of
 International Game Technology

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2006, UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE "EXPIRATION DATE").

February 8, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

        International Game Technology ("IGT") is offering to exchange (the "Exchange Offer") $1,000 principal amount at maturity of Zero-Coupon Convertible Debentures due 2033 of IGT (the "New Debentures") for each $1,000 principal amount at maturity of validly tendered and accepted Zero-Coupon Convertible Debentures due 2033 of IGT (the "Old Debentures").

        The Exchange Offer is made on the terms and are subject to the conditions set forth in IGT's offering memorandum dated February 8, 2006 (as may be amended or supplemented from time to time, the "Offering Memorandum") and the accompanying Letter of Transmittal.

        We are asking you to contact your clients for whom you hold Old Debentures. For your use and for forwarding to those clients, we are enclosing copies of the Offering Memorandum, as well as a Letter of Transmittal and Notice of Guaranteed Delivery for the Old Debentures. We are also enclosing a printed form of letter which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

        D.F. King & Co., Inc. has been appointed the information agent (the "Information Agent") and The Bank of New York Trust Company, N.A. is the exchange agent (the "Exchange Agent") for the Exchange Offer. Any inquiries you may have with respect to the Exchange Offer should be addressed to the Information Agent or to the Exchange Agent, at the respective addresses and telephone numbers as set forth on the back cover of the Offering Memorandum. Additional copies of the enclosed materials may be obtained from the Information Agent.

                      Very truly yours,

                      International Game Technology

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF IGT, THE EXCHANGE AGENT OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN. WE WILL NOT PAY ANY FEES OR COMMISSION TO ANY BROKER OR DEALER OR TO ANY OTHER PERSONS (OTHER THAN THE FEES AND EXPENSES OF IGT, THE EXCHANGE AGENT AND THE INFORMATION AGENT ASSOCIATED WITH THE EXCHANGE OFFER) IN CONNECTION WITH THE SOLICITATION OF TENDERS IN THE EXCHANGE OFFER. IGT WILL PAY ALL TRANSFER TAXES PAYABLE ON TRANSFER AND EXCHANGE OF THE OLD SECURITIES TO IGT, UNLESS OTHERWISE PROVIDED IN INSTRUCTION 4 IN THE ENCLOSED LETTER OF TRANSMITTAL.